UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  June 26, 2015

BLUE CALYPSO, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-53981                                                  20-8610073

(Commission File Number)                                       (IRS Employer Identification No.)

101 W. Renner Rd., Suite 280

Richardson, TX                                        75082

(Address of principal executive offices)                            (Zip Code)

(800) 378-2297

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03

Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

As previously reported by in a Current Report on Form 8-K dated June 12, 2015 filed by Blue Calypso, Inc. (the “Company,” “we” or “us”), an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock in the range of 10:1 to 50:1, such ratio to be determined in the discretion or our board of directors (the “Board”) was approved by our stockholders at a special meeting of our stockholders held on June 12, 2015.

On June 20, 2015, our Board set the reverse split ratio at 50:1 and on June 26, 2015, we filed a Certificate of Amendment to effect the reverse stock split. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated by reference herein. Our common stock will begin trading on the OTCQB on a split-adjusted basis on July 2, 2015 under a new CUSIP number 09531B302. Our ticker symbol will temporarily be appended with “D” to signify the effectiveness of the reverse split for a period of 20 days.

At the effective time of the 1-for-50 reverse stock split, every 50 shares of issued and outstanding common stock will be converted into one share of issued and outstanding stock, and the total outstanding shares of common stock will be reduced from 250,666,631 to approximately 5,013,333. The number of authorized shares and the par value per share will remain unchanged. No fractional shares will be issued in connection with the reverse stock split. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share. It is not necessary for stockholders to exchange their existing stock certificates for new stock certificates in connection with the reverse stock split. Stockholders who hold their shares in brokerage accounts or "street name" are also not required to take any action to effect the exchange of their shares.

Item 8.01

Other Events

On July 2, 2015, we issued a press release announcing the effectiveness of the reverse split, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01

Financial Statements and Exhibits.

3.1

Certificate of Amendment

99.1

Press Release dated July 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE CALYPSO, INC.

Date:  July 2, 2015

By: /s/ Andrew Levi

       Andrew Levi

Chief Executive Officer

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